Exhibit 99.2

Armada Acquisition Corp. III Announces Closing of $248.5 Million Initial

Public Offering

Philadelphia, PA — Feb. 19, 2026 — Armada Acquisition Corp. III (the “Company” or “AACI”) announced today the closing of its initial public offering of 24,850,000 units, including partial exercise of an over-allotment option, at $10.00 per unit. The offering resulted in gross proceeds to the Company of $248,500,000. The units began trading on the Nasdaq Global Market (“Nasdaq”) on February 18, 2026 under the ticker symbol “AACIU”. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “AACI” and “AACIW,” respectively.

AACI is led by Stephen P. Herbert, Chairman, Chief Executive Officer and Director, Douglas M. Lurio, President, Chief Financial Officer and Director, Mohammad A. Khan, Director, Thomas (Tad) A. Decker, Director, and Celso L. White, Director.

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, acted as lead book-runner, and Northland Capital Markets acted as joint book-runner for the offering. DLA Piper LLP (US) served as US legal counsel for the Company, Ogier (Cayman) LLP served as Cayman Islands legal counsel for the Company, Loeb & Loeb LLP served as legal counsel for the underwriters, and CBIZ CPAs P.C. acted as the auditor.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 17, 2026. The offering was made only by means of a prospectus. Copies of the final prospectus may be obtained by contacting Cohen & Company Capital Markets, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com or Northland Securities, Inc., 150 South 5th Street, Suite 3300, Minneapolis, MN 55402.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Armada Acquisition Corp. III

The Company is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, the Company intends to focus on a target in the financial services (“FinTech”), Software-as-a-Service (“SaaS”), or generative artificial intelligence (“AI”) industries which the Company believes offer the most promising potential for acquisitions due to their strong growth and strategic alignment with our business goals.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements, ” including with respect to the anticipated use of net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor Contact:

Mike Bishop

Bishop IR, LLC

mike@bishopir.com